Exhibit (a)(5)(ii)
FOR IMMEDIATE RELEASE
PENSKE AUTOMOTIVE GROUP WITHDRAWS SENIOR SUBORDINATED NOTES
OFFERING AND CONCURRENT TENDER OFFER
FOR 3.5% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2026
     BLOOMFIELD HILLS, MI, May 7, 2010 — Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, has withdrawn its previously announced offering of $200 million Senior Subordinated Notes due 2020 (the “2020 Notes”) and terminated its cash tender offer (the “Tender Offer”) for any and all of its approximately $235.2 million aggregate principal amount of outstanding 3.5% Senior Subordinated Convertible Notes due 2026 (the “Convertible Notes”) due to unfavorable market conditions. The Tender Offer was conditioned upon the completion of the offering of the 2020 Notes, and was made pursuant to the Offer to Purchase and related Letter of Transmittal dated May 6, 2010.
     The Tender Offer consideration will not be paid or become payable to the holders of the Convertible Notes who validly tendered their Convertible Notes in connection with the Tender Offer. None of the Convertible Notes will be accepted for purchase or purchased in the Tender Offer and any Convertible Notes previously tendered and not withdrawn will be promptly returned to their respective holders.
     This press release formally terminates the Tender Offer and the offering of the 2020 Notes. The Company reserves the right, subject to applicable law, to make a new tender offer for the Convertible Notes at a later date if market conditions become more favorable.
     J.P. Morgan Securities Inc. and Banc of America Securities LLC acted as joint Dealer Managers in connection with the Tender Offer. The Bank of New York Mellon Trust Company, National Association, acted as the Depositary for the Offer. Georgeson Inc. acted as the Information Agent for the Offer and can be contacted at 199 Water Street, 26th Floor, New York, NY 10038 and by telephone 1-212-440-9800 for banks and brokers, or 1-866-695-6075 for others.
     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Convertible Notes or any other securities and is neither an offer to sell nor a solicitation of an offer to purchase the 2020 Notes.
Safe Harbor Statement
     This press release contains forward-looking statements regarding the Company’s financial position. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive
     Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 326 retail automotive franchises, representing over 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 174 franchises in 17 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom.
     Penske Automotive, through its wholly-owned subsidiary smart USA Distributor LLC, is the exclusive distributor of the smart fortwo vehicle and related parts in the United States. smart USA supports more than 75 smart retail centers in the United States.
     Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,100 employees. smart and fortwo are registered trademarks of Daimler AG.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com or Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com